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                                                                  Exhibit 11-1

Analog Devices, Inc.
Computation of Earnings Per Share (Unaudited)
  (in thousands, except per share data)

                                                                  Three Months Ended
                                                                  ------------------
                                                          February 3, 1996     January 28, 1995
                                                          ----------------     ----------------

PRIMARY EARNINGS PER SHARE

Weighted average common and common equivalent shares:

   Weighted average common shares outstanding                   113,387             111,240
   Assumed  exercise of common stock equivalents (1)              6,847               6,407
   Assumed conversion of subordinated notes                       3,951                   -
                                                               --------            --------
   Weighted average common and common
     equivalent shares                                          124,185             117,647
                                                               ========            ========

Net income                                                     $ 40,092            $ 23,648
Interest related to convertible subordinated
   notes, net of tax                                                719                   -
                                                               --------            --------

Earnings Available for Common Stock                            $ 40,811            $ 23,648
                                                               ========            ========

PRIMARY EARNINGS PER SHARE                                     $   0.33            $   0.20
                                                               ========            ========

FULLY DILUTED EARNINGS PER SHARE

Weighted average common and common equivalent shares:

   Weighted average common shares outstanding                   113,387             111,240
   Assumed  exercise of common stock equivalents (1)              6,984               6,426
   Assumed conversion of subordinated notes                       3,951                   -
                                                               --------            --------
   Weighted average common and common
     equivalent shares                                          124,322             117,666
                                                               ========            ========

Net income                                                     $ 40,092            $ 23,648
Interest related to convertible subordinated
   notes, net of tax                                                719                   -
                                                               --------            --------

Earnings Available for Common Stock                            $ 40,811            $ 23,648
                                                               ========            ========

FULLY DILUTED EARNINGS PER SHARE                               $   0.33            $   0.20
                                                               ========            ========

(1)  Computed based on the treasury stock method.
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